PBF Energy, Inc.
One Sylvan Way
Second Floor
Parsippany, NJ 07054
PH 973.455.7500
FX 973.455.7562
www.pbfenergy.com

FOR IMMEDIATE RELEASE

PBF Energy Announces Upsizing of its Credit Agreement and Termination of Certain Offtake Agreements with Morgan Stanley Capital Group

PARSIPPANY, NJ– January 2, 2013 – PBF Energy Inc. announced today that it has upsized its subsidiaries’ existing revolving credit agreement from $1.375 billion to $1.575 billion in commitments.  The credit agreement runs through October 2017 and is used for working capital and other general corporate purposes.

With the increase in its credit agreement, PBF also announced that its subsidiaries have terminated, effective June 30, 2013, their existing product offtake agreements with Morgan Stanley Capital Group Inc. that cover the sales of refined products from PBF’s Delaware and Paulsboro, NJ refineries.

Commenting on today’s announcements, Tom Nimbley, PBF’s CEO, stated: “PBF’s ability to sell products directly from our East Coast refineries should enhance our profitability in the second half of 2013.”

Matthew Lucey, PBF’s CFO, added: “Today’s announcements are a direct result of the strength of our balance sheet, which we continue to focus on, and are consistent with actions we described in our public offering.”

Concurrent with the upsizing of the credit agreement, PBF also terminated its letter of credit facility with BNP Paribas and other lenders, and will use the upsized credit agreement for letters of credit going forward.

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the Company’s control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Prospectus dated December 12, 2012 filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended.  All forward-looking statements speak only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

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Investor Relations Contact:	Media Contact:
Colin Murray	Michael C. Karlovich
ir@pbfenergy.com	mediarelations@pbfenergy.com
Tel: 973.455.7578	Tel: 973.455.8994

About PBF Energy

PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.